KEHR RETIRES AS PLUMAS BANK CHAIRMAN, WEST STEPS UP

QUINCY, California, December 22, 2005-— The Board of Directors of Plumas Bank and Plumas Bancorp, the Bank’s holding company, yesterday announced that founding director Jerry Kehr is retiring as Chairman of the Board but will remain active as a board member. Dan West, currently Vice Chairman, will assume the responsibilities of Chairman of the Board on January 1, 2006. Terry Reeson has been appointed Vice Chairman and will also continue his duties as Secretary of the Board for Plumas Bank and Plumas Bancorp.

Commenting on his resignation as Chairman, Kehr said, “For over 25 years, I have been the Chairman of the Board and it has been a remarkable and exciting time of my life. Our stockholders and customers have also played a major part in making my experience with the Bank so enjoyable.” He added, “I thank the Board, administration, and employees for your cooperation and support and I look forward to continued participation as the Bank continues to grow.”

Plumas Bank, with more than $480 million in assets, is the only locally managed community bank headquartered in northeastern California. It offers a full range of consumer and commercial banking and investment services through its twelve full-service offices and five additional independent ATM sites. The bank serves the financial needs of local families and businesses in Plumas, Lassen, Sierra, Nevada, Placer, Shasta, and Modoc Counties.